SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                     May 22, 1998




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 675 McDonnell Boulevard, St. Louis, MO                      63134
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 654-2000
    including area code

Item 5.  Other Events
A press release was issued May 19, 1998. The relevant portion of the text of that release was as follows:
(*) Indicates registered trademark

MOLECULAR BIOSYSTEMS AND MALLINCKRODT REPORT FINAL EUROPEAN APPROVAL
OF OPTISON(*)

Product is first-to-market in Europe; immediate launch planned

ST. LOUIS, Missouri, and SAN DIEGO, Calif., May 19, 1998 - Mallinckrodt Inc. (NYSE:MKG) and Molecular Biosystems, Inc. (NYSE:MB) ("MBI") today announced that OPTISON(*), the world's first and only commercially available next-generation cardiac ultrasound contrast imaging agent, has received final marketing authorization by the European Commission for use in patients with suspected or known cardiovascular disease. The authorization covers all 15 member states of the European Union.

     OPTISON(*) is the only fluorocarbon-based agent approved for use in Europe. Mallinckrodt plans to launch OPTISON(*) immediately in Germany, Austria and the United Kingdom, followed by other European member states pending certain pricing approvals. This initial launch will target a significant portion of the total European market.

     "We are pleased to be able to bring the benefits of OPTISON(*) to European patients," said C. Ray Holman, chairman and chief executive officer of Mallinckrodt. "OPTISON(*)" is being well received in the United States, and we believe the European community will be equally accepting of this exciting new tool for ultrasound cardiac imaging."

     OPTISON(*) has been available commercially in the United States since January 1998 and is being used in nearly 500 U.S. hospitals and cardiology group practices. MBI and Mallinckrodt attribute OPTISON's(*) early success to (1) outstanding product efficacy; (2) an excellent safety profile; (3) ease of use; and (4) exclusivity in the marketplace. Cardiologists view the product as a significant adjunct to their diagnostic capabilities in difficult to image patients.

     "The approval of OPTISON(*) in Europe gives us the distinction of having, once again, the first and only product of its kind in a large and growing market," remarked Bobba Venkatadri, president and CEO of MBI. "OPTISON(*), with its impressive safety and efficacy profile, is setting the gold standard for contrast agents in the United States, and we expect no less in the European market."

     Molecular Biosystems (NYSE: MB), based in San Diego, California, is a world leader in the development and commercialization of ultrasound contrast agents for diagnostic imaging. The company's breakthrough product, OPTISON(*), enables improved diagnosis of heart disease through clearer ultrasound images. Information about MBI may be obtained via fax by calling 888-329-4007 (toll-free) or via the internet by pointing your browser to (www.mobi.com).

     Based in St. Louis, Mo., Mallinckrodt Inc. has three healthcare product groups - Imaging, Pharmaceuticals and Respiratory. The company operates in more than 100 countries and had fiscal 1997 net sales of $1.9 billion. The Mallinckrodt web site address is (www.mallinckrodt.com).

                               # # #

     This news release contains forward-looking statements that involve risk and uncertainties. Among the factors that could result in a materially difference outcome include: the failure of OPTISON(*) to gain market acceptance in Europe or other markets, an adverse result in MBI's and Mallinckrodt's pending patent lawsuits, or an adverse ruling by the PTO in the pending patent reexaminations: and other risk factors reported from time to time in MBI and Mallinckrodt's filings with the Securities Exchange Commission.

Mallinckrodt Inc.

ROGER A. KELLER
Vice President, Secretary
and General Counsel

DATE: May 22, 1998